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News Media Contact: Michelle Ritchie
(610) 701-3156
ritchiem@wcpost.rfweston.com

FOR IMMEDIATE RELEASE                                              NASDAQ:WSTNA

                      WESTON ANNOUNCES NEW PLANS, DIRECTORS

WEST CHESTER, Pa. - Nov. 10, 1997 - Roy F. Weston, Inc. (NASDAQ:WSTNA), a leading infrastructure redevelopment services firm, announced further steps in its drive to improve its profitability by focusing on core markets and cutting operating costs. The Company's plans call for redirecting WESTON's investments in selected business and geographic areas, reducing senior-level and technical staff and placing emphasis on more profitable market segments. The company also announced today the addition of two prominent individuals - Victor Millar and Jesse Brown - to serve on its Board of Directors.

            "We are taking broad actions to turn this company around and put it on a path to lasting profitability," said WESTON president and chief executive officer William L. Robertson. "WESTON is putting emphasis on higher margin opportunities and aligning our resources accordingly. Both management and our Board of Directors expect these plans to begin producing positive results in 1998," he said.

            As a result of the plan, some 100 of WESTON's nearly 2,000 staff positions will be eliminated. "By focusing our resources on higher margin and growth opportunities, we have to reduce our investments in other areas. We have set a goal of reducing our annualized operating expenses by $12 to $15 million," said WESTON chief operating officer Pat McCann. The company will maintain a mix of federal, industrial and municipal clients.

            "WESTON will continue to focus on our clients' toughest challenges. We are building on our long-standing capability to restore impaired property and infrastructure to profitable use," said Robertson. Emphasis will be placed in higher-margin markets including high hazard remediation, brownfields redevelopment and information services. "WESTON has the ability and experience to hold a leadership position in these fields," he said.

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           The addition of Victor Millar and Jesse Brown to the company's Board of Directors complements WESTON's strategic focus, said Robertson.

           "Vic Millar and Jesse Brown will be tremendous assets to WESTON," said chairman Tom Harvey. "There is an excellent fit between their experience and the opportunities WESTON is pursuing."

            Millar, 62, may be best known as the architect of Andersen Consulting, a $5.3 billion global management and technology consulting firm. His distinctive career at Andersen began in 1958; he went on to hold two of Andersen's most senior worldwide posts. Today he is executive vice president of AT&T, senior advisor to the operations team of the $52 billion communications and information services leader. (Biography attached.)

           "I am excited to work with WESTON on their turnaround strategy," said Millar. "This is a solid company with a rich history and big potential."

           Jesse Brown, 53, most recently served as President Clinton's Secretary of Veterans Affairs, the federal government's second largest department. Currently, he is president and chief executive officer of Brown and Associates, a professional consulting company. A decorated war hero, Brown brings WESTON vast experience in the inner workings of the federal and municipal marketplace. (Biography attached.)

           "I am very impressed by WESTON and am looking forward to working with management to put the Company on the pathway to renewed success," said Brown.

           "Renewed success" is exactly what the company hopes to achieve, Robertson says. The announcement comes on the heels of several large contract awards at the company during the third quarter. The Company was one of four contractors awarded a worldwide full-service remedial action contract for the Air Force Center for Environmental Excellence. WESTON is also part of a team that was awarded a contract to clean up the U.S. Department of Energy's Mound facility. Under a Response Action Contract for the U.S. Environmental Protection Agency, WESTON will provide environmental consulting and engineering services at sites in EPA Region V.

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            "We still have some real challenges ahead of us but we are restoring this company to financial health," said Robertson. WESTON's third quarter results announced last week show a $1.5 million operating loss before a non-recurring gain of $3.9 million. Revenues were higher than the quarter immediately preceding. "Although we expect to show a loss in the fourth quarter, which is traditionally our toughest quarter, we expect to return to profitability in 1998," said Robertson.

            Celebrating its 40th anniversary, WESTON is an infrastructure redevelopment services firm serving Fortune 500+ and government decision-makers worldwide. With an emphasis on creating lasting economic solutions for its clients, the company's infrastructure redevelopment services include consulting, engineering, design and environmental construction.

            Based in West Chester, Pa., the company employs nearly 2,000 people and has 60 offices throughout the United States, including offices in New York, Atlanta, Cincinnati, Detroit, Chicago, Denver, Houston, Los Angeles and Seattle, and international operations in Europe, Latin America and Asia.

           For more information about the company, click to WESTON On The Web at

                             HTTP://WWW.RFWESTON.COM

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PHOTOS AVAILABLE OF MR. MILLAR AND MR. BROWN; TO REQUEST, PLEASE CALL MICHELLE
RITCHIE AT 610-701-3156.

Statements in this release which contain the Company's or management's projections, beliefs, expectations, predictions or intentions concerning business strategy, potential contract value, future performance or future results, are forward looking statements. These forward looking statements are subject to a variety of risks and uncertainties, including the Company's ability to achieve the above-described cost reductions. For example, there could be a shift in the demand for the Company's services; funds for the Company's government contracts might not be appropriated or, if appropriated might be delayed; work orders might not be issued to the Company under its government contracts; governmental priorities relating to environmental regulations and enforcement could change; or the Company might experience cost overruns or other adverse contract performance risks. These and other risks and uncertainties are discussed in reports periodically filed by the Company with the Securities and Exchange Commission. The reader is cautioned that the Company's actual performance and results could differ materially from projections, expectations, beliefs, intentions or predictions contained in forward looking statements.
The Company disclaims any intent or obligation to update forward looking statements.